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                                                                       Exhibit 9

February 5, 1999                                  LYNDA GODKIN
                                                  Senior Vice President, General
                                                  Counsel Corporate Secretary
Board of Directors
Royal Life Insurance Company of America
200 Hopmeadow Street
Simsbury, CT  06089

RE:  SEPARATE ACCOUNT ONE ("Separate Account")
     ROYAL LIFE INSURANCE COMPANY OF AMERICA ("Company")

Dear Sir/Madam:

In my capacity as General Counsel of the Company, I have supervised the establishment of the Separate Account by the Board of Directors of the Company as a separate account for assets applicable to Contracts offered by the Company pursuant to Connecticut Law. I have participated in the preparation of the registration statement for the Separate Account on Form N-4 under the Securities Act of 1933 and the Investment Company Act of 1940 with respect to the Contracts.

I am of the following opinion:

1. The Separate Account is a duly authorized and existing separate account established pursuant to the provisions of Section 38a-433 of the Connecticut Statutes.

2. To the extent so provided under the Contracts, that portion of the assets of the Separate Account equal to the reserves and other contract liabilities with respect to the Separate Account will not be chargeable with liabilities arising out of any other business that the Company may conduct.

3. The Contracts, when issued as contemplated by the Form N-4 Registration Statement, will constitute legal, validly issued and binding obligations of the Company.

I hereby consent to the filing of this opinion as an exhibit to the Form N-4 registration statement for the Contracts and the Separate Account.

Sincerely,

/s/ Lynda Godkin

Lynda Godkin